Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

QUESTCOR PHARMACEUTICALS, INC.

The undersigned hereby certify that:

1.	They are the duly elected and acting President, and Vice President and Treasurer, as indicated below, of Questcor Pharmaceuticals, Inc., a California corporation (the “Corporation”).

2.	Article III of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

III.

This Corporation is authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock (the “Common Stock”). Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

3.	The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the board of directors of the Corporation.

4.	The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set out in this Certificate are true and correct of our own knowledge.

DATE: August 15, 2014

By:	/s/ Kathleen A. Schaefer
Kathleen A. Schaefer, President

By:	/s/ John E. Einwalter
John E. Einwalter, Vice President and Treasurer